Exhibit 10.1
TRANSITION AND RETIREMENT AGREEMENT
This Transition and Retirement Agreement (“Agreement”) is made and entered into as of May 2nd, 2019 by and between NBT BANCORP INC., a Delaware corporation having its principal office in Norwich, New York (“NBTB”) and MICHAEL J. CHEWENS (“Executive”) (collectively, the “Parties”).
WHEREAS, Executive currently serves as Senior Executive Vice President and Chief Financial Officer of NBTB and NBT Bank, National Association, a national banking association and wholly-owned subsidiary of NBTB (“NBT Bank” and together with NBTB, the “Company”);
WHEREAS, the Company and Executive previously entered into an Amended and Restated Employment Agreement, dated as of December 19, 2016 (the “Employment Agreement”), which is scheduled to terminate in accordance with its terms on January 1, 2020;
WHEREAS, Executive desires to resign from his employment and positions with the Company and to retire, and the Parties desire to facilitate a smooth transition from Executive’s current positions to retirement;
WHEREAS, the Company and Executive desire to set forth certain promises, agreements, and understandings in this Agreement; and
WHEREAS, capitalized terms used but not defined herein shall have the meaning given to such terms in the Employment Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
    1. Resignation Date, Retirement Date, and Transition Period.
(a) Effective as of December 31, 2019 (the “Resignation Date”), Executive hereby resigns from any and all offices, positions, directorships, chairmanships, and/or fiduciary responsibilities of any nature or description with the Company, its affiliates, any of their respective subsidiaries, and any of their respective employee benefit plans, including without limitation his position as Senior Executive Vice President and Chief Financial Officer of NBTB and NBT Bank.
(b) The Parties hereby agree that: (i) Executive’s last day of employment with the Company will be March 31, 2020 (subject to earlier termination by the Company or in connection with Executive’s earlier death or Disability) (the “Retirement Date”); (ii) during the period from the date hereof through the Retirement Date (the “Transition Period”), Executive will remain an employee of the Company, as applicable, (A) in his current role and title through the Resignation Date and (B) in a transitioning role from January 1, 2020 through the Retirement Date; and (iii) during the Transition Period, Executive will assist in the transition of his duties as requested from time to time by the Company.
(c) The Company shall announce (and otherwise provide any external and internal notices and/or communications regarding) Executive’s Resignation Date and Retirement Date in such manner and at such time(s) as it deems appropriate, in its sole discretion.  Executive shall not announce Executive’s departure and transition arrangement prior to any such Company announcement, notice, or communication and shall not thereafter contradict or provide statements materially inconsistent with such Company announcements, notices, and/or communications.
(d) Executive hereby waives any right to terminate his employment following the date hereof for Good Reason under his Employment Agreement.
(e) If requested by the Company, Executive shall execute a general release of claims, in a form requested by the Company, as of the Resignation Date and/or the Retirement Date.
    2. Transition Period Consideration.  Provided that Executive executes this Agreement and complies with all of its terms, during the Transition Period, the Company shall provide Executive with the following (the “Transition Period Consideration”):
(a) Executive shall continue to receive Executive’s base salary in effect as of the date hereof, payable in the normal course in accordance with the Company’s standard payroll practices, from the date hereof through the Retirement Date.  In addition, subject to his continued employment through the Retirement Date, Executive will receive the equivalent of three months’ base salary, payable in a lump sum on the next regularly-scheduled payroll date following the Retirement Date.
(b) With respect to the 2019 calendar year, the Company shall pay Executive a cash bonus pursuant to the Company’s annual Executive Incentive Compensation Plan (the “EICP”) based on the budgeted payout percentage of his base salary, regardless of actual performance.  Such cash bonus shall be paid at the same time bonuses are paid to NBTB’s executives in the ordinary course under the EICP.
(c) With respect to the 2019 calendar year, the Company shall approve a discretionary employer contribution to the Company’s Deferred Compensation Plan (the “DCP”) at the budgeted percentage of Executive’s base salary.  In addition, the Company shall approve an additional discretionary employer contribution to the DCP in an amount equal to $83,344.  Such employer contributions shall be contributed to the DCP at the same time contributions are contributed for NBTB’s executives in the ordinary course.
(d) Executive will be eligible to continue to participate in the Company’s health insurance and other employee benefit plans, to the same extent as he was eligible on the date hereof and in accordance with the terms of such health insurance and other employee benefit plans, from the date hereof through the Retirement Date.  Executive’s group health insurance benefits will cease on the Retirement Date.  At that time, Executive will be eligible to continue his group health insurance benefits, subject to the terms and conditions of the applicable benefit plan, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and, as applicable, state insurance laws.  Executive will receive additional information regarding his right to elect continued coverage under COBRA in a separate communication.
(e) As of the Retirement Date, the ownership and title of Executive’s company-provided car as of the Retirement Date and of Executive’s company-provided iPad and phone shall transfer to Executive’s name, and an amount equal to the then fair market value of such company-provided car, iPad, and phone shall be imputed to Executive for tax purposes.
(f) Within five (5) business days following the Retirement Date, Executive shall submit his final documented expense reimbursement statement as an employee of the Company reflecting all business expenses, if any, that Executive incurred during his employment with the Company that have not yet been reimbursed by the Company and for which Executive seeks reimbursement.  The Company will reimburse Executive for those expenses in accordance with the Company’s normal reimbursement policies.
(g) With respect to any equity incentive awards previously granted to Executive with respect to the Company (the “Equity Awards”), all rights with respect to such Equity Awards will be determined under the terms and conditions of the applicable Company omnibus incentive plan and the award agreements and other documents governing such Equity Awards; provided, however, that notwithstanding Executive’s termination of employment, Executive shall remain eligible to 100% vest in his 2018 and 2019 Equity Awards that are performance units, based on the actual achievement of the applicable performance factors as determined by the Company’s Compensation Committee for the applicable performance periods, which performance units shall otherwise be payable at the time and in the form provided under the terms and conditions of the applicable Company omnibus incentive plan and the award agreements and other documents governing such Equity Awards.
(h) All payments and benefits made or provided to Executive under this Agreement, or otherwise by the Company, shall be subject to withholding to satisfy required withholding taxes and other required deductions.  The payments and benefits made or provided under this Agreement will be in lieu of any severance pay Executive may be entitled to receive under any other severance plan or arrangement, individual written employment agreement (including the Employment Agreement), or other agreement relating to payment upon separation from employment, retirement, or otherwise.
Executive acknowledges and agrees that a portion of the Transition Period Consideration above constitute payments and benefits above and beyond that Executive would otherwise be entitled to receive, now or in the future, without entering into this Agreement and constitutes valuable consideration for the promises and undertakings set forth in this Agreement.
3. Earlier Termination.  Notwithstanding any other provision of this Agreement to the contrary, for the avoidance of doubt, (i) if Executive terminates Executive’s employment prior to the Retirement Date or if the Company terminates Executive’s employment for Cause (as defined in the Employment Agreement, excluding the proviso at the end and additionally including a material breach of this Agreement) prior to the Retirement Date, Executive shall not be entitled to receive or retain any of the Transition Period Consideration; and (ii) if the Company terminates Executive’s employment without Cause (as defined in the Employment Agreement, excluding the proviso at the end and additionally including a material breach of this Agreement) following the Resignation Date and prior to the Retirement Date, Executive shall be entitled to receive the Transition Period Consideration, and in this situation, Executive’s earlier date of termination of employment shall be the Retirement Date for purposes of this Agreement.
4. Employee Covenants. Executive acknowledges, and the Parties agree, that Section 4 of the Employment Agreement (Confidential Business Information; Non-Competition; Non-Solicitation) survive termination of the Employment Agreement and Executive’s termination of employment and shall remain in full force and effect in accordance with its terms.
    5. No Further Compensation.  Executive acknowledges and agrees that, except with respect to the payments to be made and other benefits to be provided by the Company as set forth in this Agreement, (a) the Company has paid all salary, wages, bonuses, accrued vacation, commissions, and any and all other benefits and compensation that Executive has earned during his employment with the Company, (b) Executive will not be eligible for, or entitled to receive, any other bonus amounts following the Retirement Date, and (c) all benefits and perquisites of employment with the Company will cease as of the Retirement Date and Executive will not receive any further salary, bonuses, vacation, vesting of benefits, or other forms of compensation after the Retirement Date from the Company, except as required by applicable law or, with respect to vested benefits thereunder, pursuant to the terms of an applicable Company employee benefit plan.
    6. Non-Disparagement.  Executive agrees not to make any oral or written statement or take any other action that disparages or damages the reputations of the Company or its officers, directors, agents, or employees, products, or services or impairs the normal operations of the Company; provided, however, that nothing in this Agreement shall prohibit Executive from providing truthful information or testimony in response to any court order, subpoena, or government investigation.
    7. Return of Company Property.  Other than as set forth in Section 2(e) above and other than items previously mentioned, on or before the Retirement Date, Executive shall return to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part may contain any trade secrets, confidential information, or other proprietary or secret information of the Company, and all copies thereof, and keys, vehicles, access cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates.
8. Other Agreements.  The Employment Agreement will remain in full force and effect in accordance with its terms and will continue to bind Executive through its scheduled termination, except to the extent the terms of this Agreement directly contradict terms in the Employment Agreement, in which event the terms of this Agreement shall control and shall operate as an amendment as necessary.  Otherwise, this Agreement represents the entire agreement between the Parties regarding the matters addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations, or discussions between the Parties, whether written or oral.
    9. Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto.  The Parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement; and (d) they are fully aware of the legal and binding effect of this Agreement.
    10. Modifications.  This Agreement may not be modified, amended, altered, or supplemented except by the execution and delivery of a written agreement executed by Executive and an authorized representative of the Company or by a court of competent jurisdiction.
    11. Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  Either Party may execute this Agreement by signing on the designated signature block below and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party.  Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement and shall be binding upon the Party transmitting its or his signature by facsimile or e-mail (via PDF format).

    12. Miscellaneous.  The following provisions from the Employment Agreement are hereby incorporated herein by reference into this Agreement and become a part hereof and shall survive the termination of the Employment Agreement in accordance with its terms: (a) Section 10 (Assignment; Successors), (b) Section 11 (Governing Law), (c) Section 13 (Illegality; Severability), (d) Section 14 (409A Compliance), (e) Section 15 (Arbitration), (f) Section 16 (Costs of Litigation), (g) Section 17 (Company Right to Recover), and (h) Section 20 (Headings).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Transition and Retirement Agreement as of the date written below.

EXECUTIVE /s/ Michael J. Chewens	Date: May 2, 2019

NBT BANCORP INC. By: /s/ John H. Watt, Jr. President & Chief Executive Officer	Date: May 2, 2019